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                                                                          EX 4.3

                              TRI PARTY AGREEMENT

         This TRI PARTY AGREEMENT (this "Instrument"), dated as of January 24, 1994 (the "Execution Date"), by and among MAXUS ENERGY CORPORATION, a Delaware corporation (the "Issuer"), BANKAMERICA NATIONAL TRUST COMPANY, a National Banking Association (as successor to Security Pacific National Trust Company (New York), the "Resigning Trustee") and CHEMICAL BANK, a New York Corporation (the "Successor Trustee").

                                  WITNESSETH:

         WHEREAS, Diamond Shamrock Corporation ("DSC") and Mellon Bank, N.A. entered into an indenture, dated as of April 1, 1978 (as supplemented, the "Indenture"), providing for the issuance by DSC of $150,000,000 aggregate principal amount of 8 1/2% Sinking Fund Debentures due April 1, 2008 (the "Debentures"), of which $98,224,000 is presently outstanding and $21,776,000 has been purchased by Issuer and is held by the Resigning Trustee; and

         WHEREAS, the Issuer has succeeded to the interest of DSC under the Indenture and assumed DSC's obligations under the Securities; and

         WHEREAS, Security Pacific National Trust Company (New York) ("Security Pacific") became successor trustee to Mellon Bank, N.A. by Agreement of Resignation/Appointment and Acceptance entered as of February 27, 1991, and Resigning Trustee became the successor in interest to Security Pacific; and

         WHEREAS, the Resigning Trustee has been acting as trustee, paying agent, and registrar under the Indenture; and

         WHEREAS, Section 10.6 of the Indenture provides that the trustee may resign and be discharged from the trust created by the Indenture by giving written notice thereof to the Issuer and the Debentureholders; and

         WHEREAS, the Resigning Trustee hereby gives notice to the Issuer and is simultaneously herewith giving notice to the Debentureholders of its resignation as Trustee, to become effective upon the Effective Date; and
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         WHEREAS, Section 10.6 of the Indenture further provides that in case the trustee shall resign, the Issuer shall appoint a successor trustee.
Section 10.6 of the Indenture further provides that the successor trustee shall meet the requirements provided in Section 10.5 of the Indenture; and

         WHEREAS, Section 10.7 of the Indenture provides that any successor trustee appointed under the Indenture shall execute, acknowledge and deliver to the Issuer and to the Resigning Trustee an instrument accepting such appointment and thereupon the resignation of the Resigning Trustee shall become effective and the Successor Trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, trusts, duties and obligations of the Resigning Trustee; and

         NOW, THEREFORE, pursuant to Sections 10.5, 10.6 and 10.7 of the Indenture and in consideration of the covenants herein contained, it is agreed as follows (words and phrases not otherwise defined in this Instrument having the definitions given thereto in the Indenture):

                               RESIGNING TRUSTEE

         1. Pursuant to the terms of the Indenture, the Resigning Trustee hereby notifies the Issuer that the Resigning Trustee is resigning as trustee under the Indenture effective as of that date which is fourteen (14) days after the Execution Date or, if such date is not a Business Day, then the next succeeding Business Day (the "Effective Date").

         2. Effective as of the Effective Date, the Resigning Trustee hereby resigns as the agent of the Issuer (the "Agent") under the Indenture, including, without limitation, as registrar, paying agent and authenticating agent, where the Debentures may be presented for payment, where legal processes, notices and demands to or upon the Issuer with respect to the Indenture or the Debentures may be served, given or made, where the Issuer will keep books for the registration of Debentures and the transfer and exchange of Debentures and where Debentures may be surrendered for transfer or exchange.

         3. Effective as of the Effective Date, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all of its right, title and interest in and to the trust under the Indenture and all of its rights, powers, titles, interests, capacities, privileges, duties and obligations as trustee under the Indenture and agrees to pay over to the Successor Trustee all property and moneys held by it under the Indenture.





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         4.      The Resigning Trustee agrees to execute and deliver such
further instruments and shall take such further actions as the Successor Trustee or the Issuer may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, titles, interests, capacities, privileges, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee; provided, however, nothing contained in this Agreement shall be deemed to waive, release, modify, amend or otherwise impair any rights, remedies, claims or indemnitees the Resigning Trustee may have as a resigning trustee under the Indenture, at law or otherwise, including, without limitation, the rights specified in
Section 10.2 of the Indenture.

         5. Simultaneously with the execution and delivery of this Instrument, the Resigning Trustee shall cause notice of the resignation effected hereby to be given as is required pursuant to the Section 10.6 of the Indenture.

         6. Promptly after the Execution Date, the Resigning Trustee shall provide the governing documents set forth in Exhibit A to the Successor Trustee.

                                     ISSUER

         1. Effective as of the Effective Date, the Issuer hereby accepts the resignation of the Resigning Trustee as Trustee under the Indenture and appoints the Successor Trustee as successor in trust under the Indenture and confirms to the Successor Trustee all of the rights,titles, interests, capacities, privileges, duties and obligations of the trustee under the Indenture. Effective as of the Effective Date, the Issuer hereby accepts the resignation of the Resigning Trustee as Agent and appoints the Successor Trustee as Agent in the Borough of Manhattan, The City of New York.

         2. No default (as defined in the Indenture), or event which with the giving of notice or lapse of time, or both, would constitute a default, has occurred and is continuing.

         3. The Issuer agrees to execute and deliver such further instruments and to take such further action as the Successor Trustee may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, titles, interests, capacities, privileges, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee including, without limitation, providing notice to, and obtaining the consent of, the appropriate parties.

         4. Promptly after the Effective Date, the Issuer will give notice of the appointments made hereby to the Debentureholders pursuant to Section
10.7 of the Indenture.





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         5.      As evidence of the acceptance of such resignations and of such appointments, the Issuer hereby delivers to the Successor Trustee and the Resigning Trustee certified resolutions of its Board of Directors accepting such resignations and providing for such appointments.

                               SUCCESSOR TRUSTEE

         1. Effective as of the Effective Date, the Successor Trustee hereby accepts its appointment and delivers this written acknowledgment as Successor Trustee and Agent under the Indenture and shall be vested with all of the rights, powers, titles, interests, capacities, privileges, duties and obligations of the trustee and Agent under the Indenture.

         2. The Successor Trustee hereby represents that it is qualified and eligible under Sections 310(a) and (b) of the Trust Indenture Act of 1939, as amended, and under Section 10.5 of the Indenture to be appointed successor trustee and, effective as of the Effective Date, hereby accepts the appointment as successor trustee and Agent and agrees that upon the Effective Date it shall become vested with all the rights, powers, titles, interests, capacities, privileges, duties and obligations of the Resigning Trustee as trustee and Agent with respect to the Debentures with like effect as if originally named as trustee and Agent under the Indenture.

                                 MISCELLANEOUS

         1. The parties hereto agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Resigning trustee arising out of any breach by the Resigning Trustee of its duties or obligations under the Indenture (a "Prior Liability"). The parties hereto further agree that, notwithstanding any provision hereof, the Resigning Trustee shall remain liable for any Prior Liabilities.

         2. The parties hereto agree that as of the Effective Date, all references to the "Trustee" in the Indenture shall be deemed to refer to the Successor Trustee. After the Effective Date, all notices or payments which were required by the terms of the





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Indenture to be given or paid to the Resigning Trustee, as trustee, shall be given or paid to:

                                     Chemical Bank
                                     450 West 33rd Street
                                     New York, New York   10001

                                     Attention: Corporate Trustee
                                                Administration Department

         3. The resignations, appointments and acceptances effected hereby shall become effective as of the opening of business on the Effective Date.

         4. This Instrument shall be governed by and construed in accordance with the laws of the State of New York.

         5. This Instrument may be executed in any number of counterparts, each of which shall be an original, but which counterparts shall together constitute but one and the same instrument.

         6. Nothing contained in this Instrument shall in any way affect the obligations or rights of the Issuer, the Resigning Trustee or any holder of the Debentures under the Indenture. This Agreement shall be binding upon and inure to the benefit of the Issuer, the Resigning Trustee and the Successor Trustee and their respective successors and assigns.

         7. The parties hereby agree that notwithstanding any contrary instructions received from the Resigning Trustee, from and after the Effective Date, all fees payable by the Issuer to the trustee and the Agent under the Indenture shall henceforth be invoiced by and paid to the Successor Trustee at such address and account as shall hereafter be provided by the Successor Trustee to the Issuer.

         8. Each of the parties hereto hereby represents and warrants for itself that as of the date hereof, and the Effective Date:

                 (a) it has the corporate power and authority to execute and deliver this Instrument and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part; and

                 (b) this Instrument has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the





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                          enforceability of this Instrument may be limited by
                          bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor's rights or by general principles of equity limiting the availability or equitable remedies.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and attested by their duly authorized officers, all as of the date and year first above written.

                                        MAXUS ENERGY CORPORATION, as Issuer

                                        By:  _____________________________
                                        Title:____________________________

Attest:

_____________________________

                                        BANKAMERICA NATIONAL TRUST COMPANY, as
                                        Resigning Trustee

                                        By: ____________________________
                                        Title:__________________________

Attest:

_____________________________

                                        CHEMICAL BANK, as Successor Trustee

                                        By: ________________________
                                        Title:______________________

Attest:

_____________________________





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